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                                                                    EXHIBIT 23.1



                        Consent of Independent Auditors


The Board of Directors
Owens & Minor, Inc.:

We consent to incorporation by reference in the registration statement on Form S-4 of Owens & Minor, Inc. of our report dated January 30, 2001, relating to the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 2000 and 1999, the related consolidated statements of income, shareholders' equity and cash flows, for each of the years in the three-year period ended December 31, 2000, which report is included in the 2000 annual report on Form 10-K of Owens & Minor, Inc., incorporated by reference into the registration statement, and to the reference to our firm under the heading "Experts" in the prospectus included in the registration statement.


/s/ KPMG L.L.P.
Richmond, Virginia
September 7, 2001